Exhibit 5.2

BAKER & DANIELS

EST. 1863

300 NORTH MERIDIAN STREET, SUITE 2700 • INDIANAPOLIS, INDIANA 46204-1782 • (317) 237-0300 • FAX (317) 237-1000 • www.bakerdaniels.com

INDIANAPOLIS
FORT WAYNE
SOUTH BEND
ELKHART
WASHINGTON, D.C.
QINGDAO, P.R. CHINA

September 16, 2003

Pliant Corporation

1475 Woodfield Road, Suite 700

Schaumburg, Illinois 60173

O’Melveny & Myers LLP

30 Rockefeller Plaza

New York, New York 10112

Ladies and Gentlemen:

Reference is made to the Registration Statement (the “Registration Statement”) on Form S-4 (File No. 333-107843 of Pliant Corporation, a Utah corporation (“Pliant”), in connection with Pliant’s offer (the “Exchange Offer”) to exchange up to $250,000,000 principal amount of the Pliant’s 11 1/8% Senior Secured Notes due 2009 that have been registered under the Securities Act of 1933 (the “New Notes”), which New Notes will be guaranteed by, among others, Uniplast Midwest, Inc., an Indiana corporation (the “Company”) for a like principal amount of Pliant’s outstanding 11 1/8% Senior Secured Notes due 2009 (the “Old Notes”), which Old Notes have also been guaranteed by such guarantors. We have acted as special Indiana counsel to the Company in connection with that transaction.

For purposes of expressing our opinions herein, we have been provided with and have examined executed copies of the following documents, except as otherwise noted:

(i)  The Indenture, dated as of May 30, 2003, among Pliant, the Note Guarantors party thereto and Wilmington Trust Company, as trustee (the “Indenture”);

(ii)  An Officer’s Certificate of the Company, executed by the Secretary of the Company, dated as of May 30, 2003;

(iii)  A Certificate of Existence for the Company, issued by the Indiana Secretary of State, dated September 10, 2003;

(iv)  A Secretary’s Certificate of the Company executed by the Secretary of the Company, dated as of May 30, 2003, as to (i) the incumbency of its officers and directors, (ii) its Code of By-Laws, adopted March 5, 1997, (iii) its Certificate of Incorporation and Articles of Incorporation, and (iv) resolutions adopted by its Board of Directors; and

Pliant Corporation	September 16, 2003
O’Melveny & Myers LLP

(v)  An Officer’s Certificate of the Company executed by the Chief Financial Officer of the Company, dated as of September 15, 2003, as to (i) its Code of By-Laws adopted March 5, 1997, (ii) its Certificate of Incorporation and Articles of Incorporation, and (iii) resolutions adopted by its Board of Directors.

For purposes of expressing our opinions herein, we have examined only the documents identified above and have made such examination of Indiana law as we have deemed necessary or appropriate. Our representation of the Company in connection with the Exchange Offer and our involvement in the transactions contemplated by the Exchange Offer have been limited to rendering this opinion. We have not been involved in the negotiation of the terms and provisions of the Indenture, the preparation of the Indenture, or the closing of the transactions contemplated by the Indenture, including without limitation the Exchange Offer or the exchange of the Old Notes for the New Notes. We have relied without further investigation on the accuracy of the matters certified in the certificates and represented in other documents identified above. Accordingly, we express no opinion as to any matters, legal or otherwise, not expressly mentioned herein and we express no opinion with respect to any matter involving any law other than the laws of the State of Indiana. The opinions expressed herein are expressly so limited and qualified.

In expressing our opinions herein, we have assumed that the copy of the Indenture submitted to us for review conforms in all material respects to the executed form thereof, except that all blanks, exhibits, and schedules in it have been appropriately and correctly completed. We have assumed that all photocopies of documents submitted to us conform to the originals thereof, and that all signatures and file stamps on the originals are genuine.

Based upon and subject to the foregoing and the additional qualifications and assumptions stated herein, we are of the opinion that:

1.  The Company is a corporation validly existing under the laws of the State of Indiana, with corporate power to enter into the Indenture and to perform its obligations thereunder (including the guarantee of the New Notes by the Company). The Company has filed its most recent biennial report required by Indiana law with the Indiana Secretary of State, or is not yet required to file such report, and no notice of withdrawal, dissolution or expiration has been filed with the Indiana Secretary of State or has taken place with respect to the Company.

2.  The execution and delivery of the Indenture by the Company, and the Company’s performance of its agreements under the Indenture, including the guarantee of the New Notes by the Company pursuant to the Indenture, have been duly authorized by all necessary corporation action on the part of the Company. The Company has duly executed and delivered the Indenture.

Our opinions expressed herein are subject to the additional qualification that we undertake no obligation to inform you of changes in law or fact subsequent to the date hereof, or of any facts of which we become aware after the date hereof.

This opinion is being furnished to you in connection with the transactions contemplated by the Indenture. We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Very truly yours,

/s/    Baker & Daniels

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